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                                  SULZER MEDICA
                        2002 EMPLOYEE STOCK PURCHASE PLAN
                            UNITED STATES AND CANADA


The Sulzer Medica 2002 Employee Stock Purchase Plan ("Plan") is a stock purchase plan which provides employees of any subsidiary ("Subsidiary") of Sulzer Medica Ltd. ("Company") in the United States and Canada with an opportunity to purchase an equity interest in the Company through purchase of American Depositary Shares ("Shares"), so as to develop a stronger incentive to work for the continued success of the Company or its Subsidiary.

                                    ARTICLE 1

                                   DEFINITIONS

The following terms shall have the meaning described below when used in the
Plan:

"ADS":                     shall mean an American Depositary Share ("ADS") registered in the USA representing one-tenth of a share of the Company with a nominal value of Swiss Francs 30 per share.

"Base Salary":             shall mean the Participant's base compensation during the Offering Period as adjusted for salary increases during the Offering Period, and shall not include overtime, bonuses and other incentives, or reimbursements of expenses and allowances.

"Company":                 shall mean Sulzer Medica Ltd. or any successor in ownership of all or substantially all of its assets.

"Compensation
      Committee"           shall mean the Committee consisting of Board Members empowered by the Board of Directors of the Company to make decisions regarding compensation issues.

"Employer":                shall mean a Subsidiary of the Company in the United States or Canada that has adopted the Plan.

"Exercise Date":           shall mean the last business day of the applicable Offering Period or a date that occurs as soon as administratively possible thereafter on which purchases of Shares may be made without exceeding any trading volume restrictions or materially affecting the price of Shares.

"Fair Market Value":       shall mean the closing price of the ADS in US Dollars on the New York Stock Exchange on the
                           applicable Exercise Date.

"Notice":                  shall mean the notice that needs to be given when an eligible employee wants to participate in the Plan.

"Offering Period":         shall mean the applicable calendar quarter.

"Participant":             shall mean an eligible employee who has elected to participate in the Plan.


"Purchase Price":          shall mean the price at which ADSs may be acquired on the Exercise Date.

"Purchase Rights":         shall mean a Participant's rights to purchase Shares under the Plan during an Offering Period.

"Shares":                  shall mean the registered ADSs of Sulzer Medica Ltd.

"Subscription Date":       shall mean the date that an eligible employee may enroll in the Plan.

"Subsidiary":              shall mean any US or Canadian corporation owned, in whole by the Company, or in which the
                           Company, directly or indirectly, has a controlling interest of more than 50% voting rights and capital.



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                                    ARTICLE 2

                                DEDICATED SHARES

The maximum number of ADSs that may be purchased under the Plan is 250'000 ADS.

                                    ARTICLE 3

                                    APPROVAL

The Plan will not be effective unless the Compensation Committee of the Board of Directors of the Company approves the Plan.

                                    ARTICLE 4

                                 ADMINISTRATION

The Compensation Committee will appoint am Administrator to administer the Plan.

                                    ARTICLE 5

                                   ELIGIBILITY

All persons employed by the Employer on the first day of the applicable Offering Period are eligible to participate in the Plan during such Offering Period excluding employees who are customarily employed for 20 hours or less a week or for not more than 5 months a calendar year.

                                    ARTICLE 6

                            PARTICIPATION IN THE PLAN

Participation in the Plan is voluntary. An eligible employee participates by delivering to his/her Employer not later than the Subscription Date a Notice indicating his/her decision to participate in the Plan and authorizing a payroll deduction from his/her Base Salary. The Company may, from time to time, change the Subscription Date as deemed advisable by the Company in its sole discretion for the proper administration of the Plan.

Participation in the Plan is elective for each subsequent Offering Period through procedures determined by the Administrator. After the initial subscription, participation will continue until the Participant cancels participation as detailed in Article 9, Withdrawal.

                                    ARTICLE 7

                                 PURCHASE PRICE

The Purchase Price at which ADSs may be acquired on the Exercise Date shall be the Fair Market Value of the ADSs on the Exercise Date.

                                    ARTICLE 8

                               PURCHASE OF SHARES

Payment of the Purchase Price by a Participant shall be made only by means of payroll deductions during the Offering Period.



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a)       PAYROLL DEDUCTIONS

         Payroll deductions shall commence on the first pay period following the first day of the applicable Offering Period and shall continue until the Participant terminates his/her deductions. The Employer will maintain a ledger that will evidence each Participant's payroll deductions to date ("Payroll Deduction Account").

b)       LIMITATIONS ON PAYROLL DEDUCTIONS

         The amount of deductions shall be at least two percent (2%) but shall not exceed ten percent (10%) of the Base Salary for the respective Offering Period. Amounts shall be deducted in whole percentages only.

c)       ELECTION TO INCREASE/DECREASE PAYROLL DEDUCTIONS

         A Participant may elect to increase or decrease the deduction at the beginning of any Offering Period. The new payroll deduction shall not be below 2% unless the Participant elects to stop payroll deductions entirely. The reduction or cessation will be effective beginning with the first pay period following the start of the succeeding Offering Period if the Participant files the amended Notice at least 10 days before the Offering Period begins.

d)       INTEREST

         No interest will be credited on any payroll deduction.

e)       EMPLOYER MATCHING CONTRIBUTIONS

         The Employer shall maintain a ledger that will evidence the amount of Employer Matching Contributions for an Offering Period ("Employer Matching Account"). Each Offering Period a Participant's Employer shall credit to the Participant's Employer Matching Account an amount equal to 15% of the Participant's payroll deductions for the Offering Period, reduced as necessary to satisfy the Employer's tax withholding obligations relating to the Participant's benefits under the Plan.

f)       OFFERING AND EXERCISE OF PURCHASE RIGHTS

         The number of ADSs for which a Participant is offered Purchase Rights during the Offering Period is determined by dividing the Participant's Payroll Deduction Account (as of the Exercise Date) by the Purchase Price.

         On the Exercise Date, each Participant's Purchase Rights will be exercised. On that day the monetary amount credited to each Participant's Payroll Deduction Account and Employer Matching Account will be used to purchase the maximum number of whole ADSs that can be purchased. Only funds accumulated by the Participant through payroll deductions and Employer Matching Contributions during the Offering Period can be used to buy ADSs under the Plan. Upon exercise the ADSs purchased will be issued and delivered to the Participant's share account with the Plan recordkeeper together with any funds remaining in the Participant's Payroll Deduction Account and Employer Matching Account after the exercise of the Purchase Rights.

         Payroll deductions in Canadian Dollars will be converted into US dollars at the Exchange rate quoted by the Bank of Canada on the Exercise Date.

g)       WITHHOLDING FOR TAXES

         A Participant's Employer may withhold from the Participant's compensation the amount necessary for the Employer to meet applicable tax withholding obligations.



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                                    ARTICLE 9

                                   WITHDRAWAL

A Participant may withdraw from the Plan by signing a written notice of withdrawal on a form provided by the Employer for such purpose and delivering such notice to the Employer. The withdrawal will become effective for a specific Offering Period if delivered to the Employer at least 10 days before the Offering Period begins. A Participant may again participate in the Plan upon enrolling at the beginning of any subsequent Offering Period. The Employer may impose, from time to time, a requirement that the notice of withdrawal be on file with the Employer for a reasonable period prior to the effectiveness of the Participant's withdrawal.

                                   ARTICLE 10

           TERMINATION OF EMPLOYMENT, RETIREMENT, DEATH OR DISABILITY

The termination of a Participant's employment with the Employer for any reason prior to ten days before the Exercise Date shall immediately terminate the Participant's participation in the Plan and the Participant's Purchase Rights will lapse. In such event, any amounts deducted in the current Offering Period will be returned to the Participant.

No interest shall be paid on sums returned to a Participant or his/her estate pursuant to this Article 10.

                                   ARTICLE 11

         ADJUSTMENTS UPON DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE

a)       DISSOLUTION OR LIQUIDATION

         In the event of the proposed dissolution or liquidation of the Employer, the Plan shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Compensation Committee of the Board of Directors of the Company.

b)       MERGER OR ASSET SALE

         In the event of a proposed sale of all or substantially all of the assets of the Employer, or the merger of the Employer with or into another corporation, the Plan then in progress shall be shortened to a date before the date of the proposed sale or merger. The Compensation Committee of the Board of Directors of the Company and the companies at issue shall notify each Participant concerned in writing of the termination date.

                                   ARTICLE 12

                                  EQUAL RIGHTS

All Participants shall have the same rights and privileges except that the number of Shares purchased bears a uniform relationship to each Participant's Payroll Deduction Account as per Article 8 for the Offering Period.

                                   ARTICLE 13

                                    PLAN TERM

The Plan is effective January 1, 2002, and is intended to be an ongoing plan but can be amended or terminated by the Compensation Committee of the Board of Directors of the Company.



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                                   ARTICLE 14

                        RESTRICTION OF DELIVERY OF SHARES

The delivery of ADSs shall be subject to compliance with all applicable requirements of applicable law with respect to such securities. The Purchase Rights may not be exercised if the delivery of ADSs upon such exercise would constitute a violation of any applicable securities law or other law or regulation. As a condition to the exercise of the Purchase Rights, the Employer may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Employer.

                                   ARTICLE 15

                              GOVERNMENTAL APPROVAL

The obligation to sell or deliver ADSs under the Plan is subject to the approval of all governmental authorities required in connection with the authorization, purchase, issuance or sale of the ADSs.

                                   ARTICLE 16

                            SPONSORSHIP AND ADOPTION

The Company sponsors the Plan. Any Subsidiary may adopt the Plan, if so decided by the Compensation Committee of the Board of Directors of the Company, by a resolution of the Subsidiary's board of directors.

                                   ARTICLE 17

                      TERMINATION OR AMENDMENT OF THE PLAN

The Compensation Committee of the Board of Directors of the Company may terminate or amend the Plan at any time.

                                   ARTICLE 18

                               NON-TRANSFERABILITY

Purchase Rights may not be transferred in any manner other than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant.

                                   ARTICLE 19

                                 APPLICABLE LAW

The Plan and any Purchase Rights shall be governed by the laws of the jurisdiction where the Employer has its registered office.


         IN WITNESS WHEREOF, THE CHAIRMAN OF THE COMPENSATION COMMITTEE OF THE BOARD OF SULZER MEDICA LTD. CERTIFIES THAT THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF SULZER MEDICA LTD. DULY ADOPTED THE FOREGOING SULZER MEDICA 2002 EMPLOYEE STOCK PURCHASE PLAN ON OCTOBER 24, 2001.





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